SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 13, 2003

Wayne H. Deitrich

Chairman of the Board and
Chief Executive Officer

TO OUR STOCKHOLDERS:

      On behalf of the Board of Directors and management of Schweitzer-Mauduit International, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 24, 2003 at 11:00 a.m. at the Corporation’s corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia.

      At the Annual Meeting, stockholders will be asked to elect three (3) directors for a three-year term. The Corporation’s Board of Directors recommends unanimously that you vote in favor of this proposal, which is more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

      It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. But, if you wish to vote in accordance with the directors’ recommendation, all you need do is sign and date the card.

      Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

      If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

WAYNE H. DEITRICH

Printed in the United States

on Schweitzer-Mauduit International, Inc. paper
manufactured in Lee, Massachusetts

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 24, 2003

       The Annual Meeting of Stockholders of Schweitzer-Mauduit International, Inc. will be held at the Corporation’s corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia, on Thursday, April 24, 2003 at 11:00 a.m. for the following purposes:

1.	To elect three (3) directors for a three-year term to expire at the 2006 Annual Meeting of Stockholders; and

2.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

       Stockholders of record at the close of business on February 27, 2003 are entitled to notice of and to vote at the meeting and any adjournment thereof. It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States.

JOHN W. RUMELY, Jr.
Secretary and General Counsel

March 13, 2003

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246

PROXY STATEMENT

INTRODUCTION

      This Proxy Statement and the accompanying proxy card are furnished to the stockholders of Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Corporation”), in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on April 24, 2003 (“Annual Meeting”) and at any adjournment thereof. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. If no instructions are given, proxies will be voted for the election of the three (3) directors nominated for election. Any proxy may be revoked by the stockholder granting it at any time before it is voted by delivering to the Secretary of the Corporation another signed proxy card, or a signed document revoking the earlier proxy or by attending the meeting and voting in person. The Corporation intends to mail this Proxy Statement and proxy card, together with the 2002 Annual Report to Stockholders, on or about March 13, 2003.

      Each stockholder of record at the close of business on February 27, 2003 will be entitled to one vote for each share registered in such stockholder’s name. As of that date, there were outstanding 14,922,357 shares of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”).

      The entire cost of the proxy solicitation will be borne by the Corporation. The Corporation has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies. Solicitation services on routine proxy matters are included in the fees paid to American Stock Transfer & Trust Company to act as the Corporation’s stock transfer agent and registrar and such service is not separately compensated beyond reimbursement of reasonable out-of-pocket expenses. The Corporation does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers, fiduciaries and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of the Corporation may solicit proxies in person, by telephone or by other means of communication.

      If a stockholder is a participant in the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (“Plan”), the proxy card represents the number of full shares of Common Stock held for the benefit of the participant in the Plan as well as any shares of Common Stock registered in the participant’s name. Thus, a proxy card for such a participant grants a proxy for shares registered in the participant’s name and serves as a voting instruction for the trustee of the Plan for the account in the participant’s name. Information as to the voting instructions given by individuals who are participants in the Plan will not be disclosed to the Corporation.

      Under Section 216 of the Delaware General Corporation Law and pursuant to the Corporation’s By-Laws, a majority of the issued and outstanding shares of the Corporation’s Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders.

PROPOSAL ONE:     ELECTION OF DIRECTORS

      The Certificate of Incorporation of the Corporation provides that the number of directors constituting the entire Board of Directors shall be as authorized from time to time exclusively by the affirmative vote of a majority of the entire Board of Directors. The By-Laws of the Corporation provide that the number of directors of the Corporation shall not be less than six (6) nor more than nine (9) and further provide that the Board of Directors shall be divided into three (3) classes of directors, who are elected for staggered terms. Directors of one class are elected each year for a term of three (3) years. As of the date of this Proxy Statement, the Board of Directors consists of nine (9) members, three (3) of whom have terms which expire at the 2003 Annual Meeting (Class II Directors), three (3) of whom have terms which expire at the 2004 Annual Meeting (Class III Directors), and three (3) of whom have terms which expire at the 2005 Annual Meeting (Class I Directors). Eight (8) of the current directors have served on the Corporation’s Board of Directors since November 30, 1995. Alan R. Batkin, a Class I Director, has served on the Corporation’s Board of Directors since May 1, 1999.

      The current Class II Directors, Mr. K.C. Caldabaugh, Mr. Jean-Pierre Le Hétet and Mr. Richard D. Jackson, are nominated for re-election at the 2003 Annual Meeting to serve for a term to expire at the 2006 Annual Meeting of Stockholders, and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. The nominees have advised the Corporation that they will serve if elected. The remaining six (6) directors will continue to serve as directors for the terms set forth on the following pages.

Certain Information Regarding Directors and Nominees

      The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, their principal occupations during the past five (5) years, other directorships held by each as of the date hereof and certain other biographical information are as set forth on the following pages by class, in the order of the next class to stand for election.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Class II Directors

For a Three-Year Term Expiring at the 2006 Annual Meeting of Stockholders

		Year First
		Elected a	Principal Occupation and Businesses During Last Five (5) Years
Name	Age	Director	and Current Directorships

K.C. Caldabaugh	56	1995	• Managing Principal, Southbank Consulting Group, a provider of operational and financial restructuring services, presently and since January 2002
			• Principal, Heritage Capital Group, an investment banking firm, presently and since July 2001
			• Chairman and Chief Executive Officer of Spinnaker Coating, Inc., a manufacturer of adhesive coated papers, from 1994 to March 2001. Spinnaker Coating, Inc. filed for Chapter 11 bankruptcy protection on November 13, 2001
			• Member of the Board of Trustees of West Virginia Wesleyan College

Jean-Pierre Le Hétet	59	1995	• Chief Operating Officer of the Corporation, presently and since April 1998
			• President — French Operations of the Corporation from August 1995 through October 31, 2002

Richard D. Jackson	66	1995	• Private investor, presently and since August 1995
			• Chairman of the Board of ebank Financial Services, Inc. (formerly ebank.com, Inc.)

The Board of Directors unanimously recommends a vote FOR the election of the three nominees as Class II Directors.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class III Directors

Term Expiring at the 2004 Annual Meeting of Stockholders

		Year First
		Elected a	Principal Occupation and Businesses During Last Five (5) Years
Name	Age	Director	and Current Directorships

Wayne H. Deitrich	59	1995	• Chief Executive Officer of the Corporation, presently and since August 1995
			• Chairman of the Board of the Corporation, presently and since November 1995

Leonard J. Kujawa	70	1995	• Independent international consultant, presently and since 1995
			• Director — American Electric Power Company

Larry B. Stillman	61	1995	• Vice President, Northwest Group, xpedx, (formerly Dixon Paper), a distributor of printing paper, packaging supplies and equipment, presently and since 1988
			• Managing General Partner for HEXAD Investment Company, an investment group focusing on equities and real estate, presently and since 1983
			• Director — Advisory Board of the Utah Jazz

Class I Directors

Term Expiring at the 2005 Annual Meeting of Stockholders

		Year First
		Elected a	Principal Occupation and Businesses During Last Five (5) Years
Name	Age	Director	and Current Directorships

Claire L. Arnold	56	1995	• Chief Executive Officer of Leapfrog Services, Inc., a computer support company and network integrator, presently and since 1998
			• Director — Ruby Tuesday, Inc.
			• Director — International Multifoods, Inc.
			• Chairman of the Board of Trustees of Mary Baldwin College

Alan R. Batkin	58	1999	• Vice-Chairman of Kissinger Associates, Inc., a geopolitical consulting firm, presently and since May 1990
			• Director — Hasbro, Inc.
			• Director — Overseas Shipholding Group, Inc.
			• Director — Diamond Offshore Drilling, Inc.

Laurent G. Chambaz	55	1995	• Partner in the law firm of UGGC & Associés, presently and since January 2001
			• Partner in the law firm of Chambaz in association with UGGC & Associés from October 1999 to December 2000
			• Partner in the law firm of Lafarge Flécheux Chambaz from January 1999 to September 1999
			• Partner in the law firm of Chambaz & Suermondt from 1971 to 1998

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information as of December 31, 2002 and for the succeeding sixty (60) calendar days regarding the number of shares of the Corporation’s Common Stock beneficially owned by all directors and nominees, the Corporation’s Chief Executive Officer and each of the Corporation’s next four (4) highest paid executive officers (collectively, the Chief Executive Officer and the next four (4) highest paid executive officers are called the “Named Executive Officers” herein), and by all directors and executive officers as a group. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

Name of Individual or		Amount and Nature of
Identity of Group	Title of Class	Beneficial Ownership		Percent of Class(1)

Claire L. Arnold	Common Stock	4,210	(2)	*

Alan R. Batkin	Common Stock	1,956	(2)	*

K.C. Caldabaugh	Common Stock	4,210	(2)	*

Laurent G. Chambaz	Common Stock	6,487	(3)	*

Wayne H. Deitrich	Common Stock	491,889	(4)	3.3

Richard D. Jackson	Common Stock	9,087	(3)(5)	*

Leonard J. Kujawa	Common Stock	4,010	(2)	*

Jean-Pierre Le Hétet	Common Stock	194,945	(6)	1.3

Paul C. Roberts	Common Stock	130,490	(7)	*

John W. Rumely, Jr.	Common Stock	39,949	(8)	*

Larry B. Stillman	Common Stock	8,539	(3)	*

Peter J. Thompson	Common Stock	70,611	(9)	*

All Directors, Named Executive Officers and executive officers as a group (15 Persons)	Common Stock	1,049,185	(10)	7.0

(1)	Percent of Class is calculated as a percentage of the shares of Common Stock outstanding as of March 1, 2003, plus unexercised options vested as of March 1, 2003, for a total of 14,922,357 shares deemed outstanding. Individuals with an asterisk own less than one percent (1%) of the shares outstanding.
(2)	As of March 15, 2000, each of these directors elected to defer one hundred percent (100%) of their quarterly retainer pursuant to the Deferred Compensation Plan for Outside Directors. In addition to the stock they beneficially own, their individual deferred compensation plan accounts have been credited with the equivalent of 3,428 stock units, including accumulated dividends, that are convertible into the Corporation’s Common Stock at its fair market value or cash upon the director’s retirement or earlier death or disability. This total includes the equivalent of 224 stock units received by the director pursuant to the Outside Directors Stock Plan on January 2, 2003.
(3)	Includes 224 shares of stock received by the director pursuant to the Outside Directors Stock Plan on January 2, 2003.
(4)	Includes: 100 shares held by a Charitable Remainder Unitrust, of which Mr. Deitrich is the Trustee; 382,891 shares which Mr. Deitrich has the right to acquire upon the exercise of vested stock options as of December 31, 2002; options to purchase 42,773 shares vesting in January 2003 and 15,000 shares of restricted stock granted on January 1, 2000 that include the power to vote such shares.
(5)	Includes 1,600 shares held by Mr. Jackson’s wife, Elaine M. Jackson.
(6)	Includes 168,735 shares which Mr. Le Hétet has the right to acquire upon the exercise of vested stock options as of December 31, 2002 and options to purchase 21,760 shares vesting in January 2003.
(7)	Includes: 2,200 shares which Mr. Roberts acquired on February 10, 2003 upon the exercise of vested options; 86,040 shares which Mr. Roberts has the right to acquire upon the exercise of vested stock options as of December 31, 2002; options to purchase 13,110 shares vesting in January 2003; restricted stock grants consisting of 7,500 shares granted on January 1, 2000, 5,000 shares granted on January 1, 2001 and 2,500 shares granted on January 1, 2002 that include the power to vote the restricted shares; 200 shares held by a custodial account with Mr. Roberts’s wife, Jane H. Roberts, as trustee; 200 shares held by Jane H. Roberts individually; and 4,332 shares in which Mr. Roberts has shared voting and investment power with his wife.
(8)	Includes: 2,000 shares which Mr. Rumely acquired on February 13, 2003 pursuant to the exercise of vested options; 18,630 shares which Mr. Rumely has the right to acquire upon the exercise of vested stock options as of December 31, 2002; options to purchase 9,485 shares vesting in January 2003; restricted stock grants consisting of 5,000 shares granted on January 1, 2001 and 2,500 shares granted on January 1, 2002 that include the power to vote the restricted shares.
(9)	Includes: 41,405 shares which Mr. Thompson has the right to acquire upon the exercise of vested stock options as of December 31, 2002; options to purchase 11,700 shares vesting in January 2003; restricted stock grants consisting of 7,500 shares granted on January 1, 2000, 5,000 shares granted on January 1, 2001 and 2,500 shares granted on January 1, 2002 that include the power to vote the restricted shares.

(10)	Includes as to executive officers other than the Named Executive Officers 61,470 shares which may be acquired upon the exercise of vested stock options as of December 31, 2002; options to purchase 13,875 shares vesting in January 2003 and 2,500 restricted shares granted on January 1, 2003 that include the power to vote the restricted shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

      The following table sets forth certain information as of December 31, 2002 regarding the number of shares of Common Stock of the Corporation beneficially owned by each person who is known to the Corporation to own, directly or indirectly, more than five percent (5%) of the outstanding shares of the Corporation’s Common Stock, and reflects the information presented in each such person’s Schedule 13G (and amendments, if any, thereto) as filed with the Securities and Exchange Commission (“SEC”) and provided to the Corporation. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class

Gardner Russo & Gardner and Thomas A. Russo (1)	1,334,031	8.92
223 East Chestnut Street Lancaster, Pennsylvania 17602-2783

Wellington Management Company, LLP (2)	1,236,800	8.28
75 State Street Boston, Massachusetts 02109

Barclays Private Bank and Trust Limited (3)	973,706	6.52
10 Rue d’Italie CH-1204 Geneva Switzerland

AXA Financial, Inc. (4)	816,443	5.50
1290 Avenue of the Americas New York, New York 10104

Dimensional Fund Advisors, Inc. (5)	772,195	5.17
1299 Ocean Avenue 11th Floor Santa Monica, California 90401-1005

(1)	Based on a Schedule 13G/A filed on February 12, 2003 Gardner Russo & Gardner reported that it beneficially owns an aggregate of 1,334,031 shares with shared power to vote or to direct the vote and 1,334,031 shares with shared power to dispose or to direct the disposition of all such shares. Thomas Russo, a principal in Gardner Russo & Gardner and using the same reporting address, reported that of the 1,268,731 shares he beneficially owns, he holds sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 300,500 shares and shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 968,231 shares. Collectively, Thomas Russo and Gardner Russo & Gardner beneficially own 1,334,031 shares.
(2)	Based on a 13G/A filed on February 12, 2003, Wellington Management Company (“WMC”) reported that, in its capacity as investment adviser, it may be deemed to beneficially own in the aggregate 1,236,800 shares of the Issuer which are held of record by clients of WMC. Of those shares, WMC has shared power to vote or to direct the vote of 834,900 shares and has shared power to dispose or to direct the disposition of 1,236,800 shares.
(3)	Based on a Schedule 13G filed on February 12, 2003 Barclays Private Bank and Trust Limited (Sussie) reported that it has beneficial ownership of 973,706 shares. Of those 973,706 shares, Barclays Global Investors N.A., has the sole power to vote or to direct the vote of 750,473 shares and the sole power to dispose or to direct the disposition of 750,473 shares. Barclays Global Fund Advisors has the sole power to vote or to direct the vote of 223,233 shares and the sole power to dispose or to direct the disposition of 223,233 shares.
(4)	Based on a Schedule 13G/A filed February 12, 2003, AXA Financial, Inc.; four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mututelle and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), as a group; AXA; and their respective subsidiaries owned a majority of shares of Common Stock which are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., a majority-owned subsidiary of AXA Financial, Inc. AXA Rosenberg Investment Management LLC, a subsidiary of AXA, has the sole power to vote or to direct the vote of 51,000 shares and the shared power to dispose or to direct the disposition of 56,100 shares. Alliance Capital Management L.P., has the sole power to vote or to direct the vote of 645,643 shares, the shared power to vote or to direct the vote of 9,800 shares and the sole power to dispose or to direct the disposition of 760,343 shares.
(5)	Based on a Schedule 13G/A filed on February 7, 2003 Dimensional Fund Advisors Inc. (“Dimensional”) reported that as “an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or investment manager, Dimensional possess voting and/or investment power over the securities of the Issuer described in the Schedule 13G that are owned by the Funds. All securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.”

BOARD AND COMMITTEE GOVERNANCE

Board of Directors and Standing Committees

      The Board of Directors currently consists of nine (9) members, eight (8) of whom have served on the Board of Directors since November 30, 1995, with the ninth director commencing his service on the Board of Directors on May 1, 1999. From January 1, 2002 through December 31, 2002, the Board of Directors met on five (5) occasions and acted by unanimous written consent on one (1) occasion.

      The standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating & Governance Committee, formerly the Nominating Committee.

      The Audit Committee is currently composed of Leonard J. Kujawa, Chairman, Claire L. Arnold, Alan R. Batkin and K.C. Caldabaugh, all of whom are independent directors. The Audit Committee met on three (3) occasions in 2002. The Audit Committee recommends to the Board of Directors appointment of the outside auditors to audit the books, records and accounts of the Corporation, retains and compensates the outside auditors, reviews the scope of such audits, provides oversight in connection with internal control, financial reporting and disclosure systems of the Corporation and performs such other duties as the Board of Directors may from time to time prescribe. The nature and scope of the Audit Committee’s responsibilities are set forth in the “Audit Committee Charter,” a copy of which is attached hereto as Exhibit A and on file with the SEC, and its duties are described more fully herein under the caption “Audit Committee Report.”

      The Compensation Committee, currently composed of Richard D. Jackson, Chairman, Claire L. Arnold and Larry B. Stillman, all of whom are independent directors, met on three (3) occasions and acted by unanimous written consent on four (4) occasions in 2002. The Compensation Committee is responsible for the evaluation, review and approval of officer compensation and acts as the administrator under a number of the Corporation’s executive compensation plans. The Compensation Committee also reviews the Corporation’s salaried employee compensation plan and evaluates and makes recommendations on director compensation to the full Board of Directors for its action. The nature and scope of the Committee’s responsibilities are set forth herein in further detail under the caption “Compensation Committee Report” and in the Compensation Committee Charter, which will be posted on the Corporation’s website at www.schweitzer-mauduit.com in 2003.

      The Nominating & Governance Committee, formerly the Nominating Committee, is currently composed of K.C. Caldabaugh, Chairman, Claire L. Arnold and Alan R. Batkin, all of whom are independent directors. The Nominating & Governance Committee met on two (2) occasions in 2002. The Nominating & Governance Committee evaluates and proposes candidates for membership on the Board of Directors, recommends candidates to fill vacancies on the Board of Directors, supervises the Board of Directors, Board Committee and individual director evaluation processes, evaluates, monitors and recommends changes in the Corporation’s governance policies and monitors the Corporation’s practices and procedures concerning compliance with applicable laws and regulations, excluding state and federal securities laws and regulations, which are monitored by the Audit Committee. The Nominating & Governance Committee also evaluates nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board of Directors at the Annual Meeting of Stockholders is required to follow the procedures set forth in the Corporation’s By-Laws, which procedures are hereinafter discussed under the caption “Other Matters — Stockholder Proposals.” The Nominating & Governance Committee was formed as a Standing Board Committee in December 2002, as successor to the Nominating Committee, which was dissolved at that time. The Nominating & Governance Committee Charter will be posted on the Corporation’s website at www.schweitzer-mauduit.com in 2003.

Director Independence

      At its September 2002 meeting, the Board of Directors established a special purpose ad-hoc committee composed of K.C. Caldabaugh, Claire L. Arnold, Alan R. Batkin and Leonard J. Kujawa, all independent directors, to develop and recommend to the full Board of Directors a standard for determining a director’s independence. This ad-hoc committee completed its work and proposed the following standard for determining a director’s independence, which was adopted unanimously by the full Board of Directors at its December 2002 meeting:

An independent director is a person who is free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, the Board of Directors will assess the independence of each non-management director based on the existence or absence of a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The following persons shall not be considered independent:

a)	A director who is employed by the Company or any of its affiliates for the current year or any of the past five (5) years.

b)	A director who is, or in the past five (5) years has been, affiliated with or employed by a (present or former) auditor of the Company (or of an affiliate).

c)	A director who is, or in the past five (5) years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director.

d)	A director who is, or in the past five (5) years has been, a Family Member of an individual who was employed by the Company or any of its affiliates as an executive officer. The term “Family Member” shall mean a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than household employees) who shares such person’s home.

e)	A director who, during the current fiscal year or any of the past five (5) fiscal years, personally provided services to the Company or its affiliates that had an annual value in excess of $60,000; or who was paid or accepted, or who has a non-employee Family Member who was paid or accepted, any payments from the Company or any of its affiliates in excess of $60,000 other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation.

f)	A director who is a partner in, or a controlling shareholder or an executive officer of, any organization (profit or non-profit) to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed one percent (1%) of the recipient’s annual consolidated gross revenues in the current year or any of the past five (5) fiscal years; unless, for provisions (e) and (f), the Board of Directors expressly determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment.

      There are currently nine (9) directors. Two (2) directors, Wayne H. Deitrich and Jean-Pierre Le Hétet, are also members of management and are therefore not considered independent under the above definition. Of the remaining seven (7) directors, six (6) are considered to be independent under the above definition and one (1), Laurent G. Chambaz, is not considered independent due to sums paid within the last five (5) years by a subsidiary of the Corporation to law firms in which Mr. Chambaz was a partner.

Director Attendance at Meetings

      During the year ended December 31, 2002, each director attended one hundred percent (100%) of the Board of Directors’ meetings with the exception of Laurent G. Chambaz who was unable to attend one (1) Board of Directors meeting due to an unexpected and irreconcilable scheduling conflict. Each director attended one hundred percent (100%) of the meetings of Board committees on which he or she served as a member.

Compensation of Directors

      As of April 1, 2002, each director who is not an officer or employee of the Corporation or any of its subsidiaries or affiliates (a “non-employee director”) receives an annual retainer fee of $22,000, payable pro rata quarterly in advance, which retainer fee is payable in Common Stock of the Corporation pursuant to the Outside Directors’ Stock Plan (the “Directors’ Plan”). In 2002, each non-employee director received 910 shares of Common Stock under the Directors’ Plan or a similar amount in stock unit equivalents pursuant to the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan for Non-Employee Directors for those directors who elected to participate in that plan. Each non-employee director also receives a meeting fee of $3,000 for each Board of Directors meeting attended and a committee fee of $1,000 for each committee meeting attended. As of April 1, 2002 each chairperson of a committee receives an additional $750 for each committee meeting attended. The Chairman of the Audit Committee is paid an additional fee of $1,000 for each quarterly conference call attended by the Chairman with the Company’s management and outside auditors to review the Company’s quarterly disclosure of its financial results. The members of the Audit Committee receive no direct or indirect compensation from the Corporation other than the compensation paid for service as a Director. In 2002, the Corporation paid Leonard J. Kujawa $5,000 for his time spent traveling overseas with senior members of management as a representative of the Board of Directors with regard to a potential joint venture opportunity located in a country where Mr. Kujawa had particular expertise. This payment is not related to the implementation of the joint venture or its financial results if implemented. In addition, the Corporation reimburses the non-employee directors for expenses incurred as a result of attending such meetings. A director who is an officer or an employee of the Corporation or any of its subsidiaries or affiliates does not receive any fees for service as a member of the Board of Directors or any committee thereof, but is reimbursed for expenses incurred as a result of such service.

      Directors who so elect annually, can defer all or part of their compensation received from the Corporation pursuant to the Corporation’s Non-Employee Directors Deferred Compensation Plan. Participation in this plan allows a director to defer receipt of compensation and to thereby also defer certain state and federal income taxes until the deferred compensation is paid upon the director’s retirement from the Board of Directors or earlier death or disability.

Audit Committee Report

      The following report summarizes the Audit Committee’s actions during 2002. This report shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

      In accordance with its written charter, the Audit Committee of the Board of Directors (“Audit Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, internal control and financial reporting and disclosure practices of the Corporation. The members of the Audit Committee meet the applicable independence and experience requirements of the

New York Stock Exchange and the standards for determining a director’s independence adopted by the Board of Directors. During 2002, the Audit Committee met three (3) times, and the Audit Committee chairman, as representative of the Audit Committee, discussed the interim financial information and earnings guidance contained in each quarterly earnings announcement with the Chief Financial Officer, Controller and outside auditor prior to public release.

      The following table discloses the aggregate audit and non-audit fees relating to amounts paid by the Corporation to its outside auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, (collectively, “Deloitte”) for the fiscal year ended December 31, 2002:

Audit Fees	$411,600

Financial Information Systems Design and Implementation Fees	$0

All Other Fees	$164,527

“All Other Fees” paid by the Corporation to Deloitte for the fiscal year ended December 31, 2002 can be categorized as follows:

Tax Services Fees — The aggregate fees for tax planning and compliance were $128,874.

Attestation and Other Fees — The aggregate fees for attestation services for matters such as audits of employee benefit plans, comfort letters and consents related to SEC and other registration statements and fees for consultation on regulatory matters, accounting standards, procedures or transactions were $35,653.

      It is the Corporation’s policy to restrict its outside auditor to the non-audit work detailed under “All Other Fees” and not to utilize its outside auditor for “Financial Information Systems Design and Implementation,” merger and acquisition due diligence, internal audit outsourcing services, record keeping or strategic consulting. The Corporation may depart from this policy if the non-audit services may be provided by the auditor under applicable laws, the related fees are immaterial or if there is an exceptional business consideration, the work and associated fees are not deemed to present a conflict of interest with the independent audit function and the Audit Committee approves such exception.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the outside auditor a formal written statement describing all relationships between the outside auditor and the Corporation that might bear on the outside auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the outside auditor any relationships that may impact their objectivity and independence, including the services and amounts reflected in the above table, and satisfied itself as to the outside auditor’s independence.

      The Audit Committee reviewed with the outside auditor their audit plans, audit scope and identification of audit risks. The Audit Committee also discussed with management and the outside auditor the quality and adequacy of the Corporation’s internal controls.

      The Audit Committee discussed and reviewed with the outside auditor all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the outside auditor’s examination of the financial statements.

      The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2002, with management and the outside auditor. Management has the responsibility for the preparation of the Corporation’s financial statements and the outside auditor has the responsibility for conducting an audit of those statements.

      Based on the above-mentioned review and discussions with management and the outside auditor, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC. The Audit Committee also recommended the reappointment of the outside auditor and the Board of Directors concurred in such recommendation.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Leonard J. Kujawa (Chairman)
Claire L. Arnold
Alan R. Batkin
K. C. Caldabaugh

EXECUTIVE COMPENSATION

Compensation Committee Report

      The following report summarizes the Compensation Committee’s actions during 2002. This report shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

      The Compensation Committee was established by the Board of Directors on December 1, 1995, and is composed entirely of independent directors. The Board of Directors elects the members and the chairperson of such committee. The Compensation Committee’s duties include establishing and administering the Corporation’s compensation and benefit policies and practices for executive officers and key managerial employees. The Compensation Committee also administers the Annual Incentive Plan, the Equity Participation Plan, pursuant to which stock options are granted, the Restricted Stock Plan and the Long-Term Incentive Compensation Plan, as well as approving any contributions by the Corporation to the account of any participant in the Deferred Compensation Plan.

      The executive compensation information reported in the Summary Compensation Table of this Proxy Statement is for services rendered to the Corporation and its subsidiaries commencing on January 1, 2000 and ending on December 31, 2002, the last day of the Corporation’s 2002 fiscal year.

Executive Compensation Policies

      The Corporation’s executive compensation policies are designed to attract and retain qualified executives, to appropriately reward individual achievement, and to enhance the financial performance of the Corporation, and thus stockholder value, by significantly aligning the financial interests of the Corporation’s executives with those of its stockholders. To accomplish these objectives, the executive compensation program as administered by the Compensation Committee consists primarily of (i) annual cash compensation, the components of which are base salary and an annual variable cash incentive payable pursuant to the Corporation’s Annual Incentive Plan and (ii) long-term incentive compensation plans consisting of stock options and restricted stock awards pursuant to the Corporation’s Equity Participation Plan and Restricted Stock Plan, respectively, and a long-term performance incentive plan payable in cash pursuant to the Corporation’s Long-Term Incentive Plan. Base salary and annual bonuses are designed to recognize individual performance and achievement of business objectives each year. The value of long-term incentives is directly linked to the financial performance of the Corporation including, in the case of stock options and restricted stock, the performance of the Corporation’s Common Stock, and, therefore, total stockholder return. Executive officers also participate in other benefit plans available to employees generally, including the Corporation’s Retirement Savings Plan and a medical plan.

      In developing the Corporation’s executive compensation programs and to assist in determining appropriate compensation levels for executives, the Compensation Committee retained a national compensation consulting firm to provide information and advice regarding plan design and industry pay practices for executives holding specified positions. Comparative compensation information was drawn from a broader range of companies than those included in the industry index used in the performance graph on page 25 of this Proxy Statement, and not all of the companies included in the performance graph were included in the surveys utilized. The Compensation Committee’s objective is to provide opportunities to an executive officer for compensation, both on an overall basis and on the basis of each respective component, which is targeted in each case at the 50th percentile of the market groups studied.

Annual Salary and Incentive Bonuses

      In determining the base salaries of executive officers effective as of January 1, 2002, the Compensation Committee reviewed salaries paid to similarly situated executives in the companies reflected in the above-described compensation study. In establishing base salary levels, the Compensation Committee considers such factors as job complexity, performance, level of responsibility, the relationship of the position to the Corporation’s long-term strategic goals, and the particular individual’s skills, experience and background. While no pre-established weightings are given to these factors, particular emphasis is placed on attracting and retaining quality individuals in order to develop and retain an effective executive team for the Corporation.

      The purpose of the Corporation’s Annual Incentive Plan is to further unite the interests of the stockholders of the Corporation and its key employees through:

(i)	the annual establishment of Corporate objectives and

(ii)	the annual payment of cash incentive awards to key employees based on individual performance and the attainment of the Corporation’s objectives.

      Target incentive cash opportunities under the Annual Incentive Plan for executive officers, including the Chief Executive Officer, can range from thirty percent (30%) to seventy-five percent (75%) of a participant’s base salary with a maximum payout of up to one hundred ninety-five percent (195%) of the participant’s target incentive award percentage. Actual annual cash bonuses are determined by measuring performance against specific goals established at the beginning of each year. The goals take into account, depending on the responsibility of the individual, two (2) or more of the following:

•	the individual’s performance;

•	the performance of the functional group or unit with which the individual is associated (primarily based upon the operating profit of such unit); and

•	the overall performance of the Corporation (primarily based upon diluted earnings per share).

      Such goals may or may not be equally weighted and may vary from one executive officer to another. Individual performance goals do not constitute more than thirty percent (30%) of any executive officer’s total Annual Incentive Plan award opportunity. Annual Incentive Plan awards for the functional unit’s and the Corporation’s performance comprise the majority of any award opportunity.

     Long-Term Incentive Compensation

      The Corporation’s long-term incentive compensation for its key executives consists of:

(i)	grants of stock options pursuant to the Corporation’s Equity Participation Plan;

(ii)	grants of restricted stock pursuant to the Restricted Stock Plan; and

(iii)	a cash opportunity that is payable based on achievement of objectives over a three-year performance period pursuant to the Corporation’s Long-Term Incentive Plan.

      The Equity Participation Plan is intended to provide a means of encouraging an ownership interest in the Corporation by those employees who have contributed or are determined to be in a position to contribute materially to the success of the Corporation, thereby increasing their motivation for and interest in the achievement of the Corporation’s long-term success. Because the value of a stock option bears a direct relationship to the price of shares of the Corporation’s Common Stock, stock options are viewed as a means of encouraging executives and other key management employees to increase long-term stockholder value. The Compensation Committee grants stock option awards based on such factors as the competitive target long-term incentive opportunity for executives with comparable responsibilities in similarly sized corporations, individual contributions to corporate performance and management recommendations. The Equity Participation Plan mandates that the strike price of any options awarded be set at no less than the fair market value of the Common Stock at the time of grant.

      The Restricted Stock Plan is intended to promote the long-term financial success of the Corporation by attracting to and retaining for the Corporation and its Affiliates outstanding executive personnel and to motivate such personnel by means of restricted stock grants to contribute to the Corporation’s success. The Compensation Committee designates the participants in the Restricted Stock Plan and establishes the terms on which grants of restricted stock are made. Awards of restricted stock will be made from the Corporation’s treasury stock and constitute an immediate transfer of ownership to the participant of shares of the Corporation’s Common Stock, including the right to vote the shares and to receive dividends thereon, at a share price established by the Compensation Committee in its discretion. The participant’s continued ownership of and right to freely transfer the restricted stock is subject to such conditions on transferability and to such risks of forfeiture as are established by the Compensation Committee at the time of the grant, which may include continued employment with the Corporation for a defined period, achievement of specified management performance objectives or other conditions. As with stock options, a portion of the value of restricted stock bears a direct relationship to the value of the Corporation’s Common Stock and, therefore, total stockholder return.

      The Long-Term Incentive Plan is designed to enable the Corporation to attract and retain key executives by providing a competitive and diversified total compensation package and to help focus executives’ attention on the long-term performance of the Corporation. The Compensation Committee designates participants in the Long-Term Incentive Plan, determines cash award opportunities on the basis of a three-year performance period and is otherwise responsible for administration of the Long-Term Incentive Plan. Performance is measured on a cumulative basis and a portion of the overall cash award opportunity for any performance cycle may be earned annually. A part of the award opportunity may also still be earned in each year even if the cumulative performance objectives are not met provided that pre-established stand-alone annual objectives are achieved. Payment of any earned awards is made at the end of the performance period and is subject to the participant’s continued employment at the time of payment. New award opportunities are not established until the current performance period is concluded thereby maintaining a clearer focus on the long-term performance objectives established by the Compensation Committee for each performance cycle. The Long-Term Incentive Plan award opportunities are based on a competitive market analysis of long-term incentive opportunities for executive management positions in comparable companies. Under the Long-Term Incentive Plan, a target cash award is established for each participant, which, taken together with a participant’s stock option and restricted stock grants, is structured to provide the participant with a total long-term incentive award commensurate with the participant’s responsibilities. The award opportunity is allocated fifty percent (50%) in cash and fifty percent (50%) in equity opportunity in the form of stock options granted under the Equity Participation Plan or restricted stock granted under the Restricted Stock Plan. A participant in the Long-Term Incentive Plan can earn awards that range from zero percent (0%) up to two hundred and thirty percent (230%) of the performance award opportunity allocated by the Compensation Committee. The Compensation Committee may, in its discretion, adjust the award opportunity ranges up or down through the use of special conditions established when the performance objectives are determined for a performance cycle under the Long-Term Incentive Plan. An award opportunity was established by the Compensation Committee and approved by the Board of Directors for the 2001-2003 performance period.

Deferred Compensation

      As an adjunct to the annual salary and to the annual bonus and long-term incentive bonus that may be earned under the Annual Incentive Plan and Long-Term Incentive Plan, respectively, by the Named Executive Officers and other key employees, the Corporation has adopted a Deferred Compensation Plan. The Deferred Compensation Plan permits eligible employees who elect to participate to defer receipt and taxation of a portion of their annual salary and incentive bonuses. The amount of annual salary and incentive bonus awards that may be deferred is limited to twenty five percent (25%) and fifty percent (50%), respectively. Eligibility to participate in the Deferred Compensation Plan is limited to “management” and “highly compensated employees” as defined in the Employee Retirement Income Security Act of 1974, as amended. The Corporation may, with Compensation Committee approval, make cash contributions to a participant’s account in the Deferred Compensation Plan.

Compensation of Chief Executive Officer

      The Compensation Committee used the same compensation policy described above for all executive officers to determine the compensation for Wayne H. Deitrich, the Chief Executive Officer of the Corporation. Mr. Deitrich is a participant in or is entitled to participate in each of the executive compensation plans described above on the same terms as the other executive officers. In setting both the cash-based and equity-based elements of Mr. Deitrich’s compensation, the Committee attempted to target the 50th percentile of such compensation as paid to chief executive officers of the companies analyzed in the outside consultant’s study.

Corporate Tax Deduction for Executive Compensation

      Pursuant to the Omnibus Budget Reconciliation Act of 1993 (“OBRA”), annual compensation payable to the chief executive officer and each of the four (4) highest paid executive officers of a public corporation will not be deductible by the corporation for Federal Income Tax purposes to the extent any such officer’s overall compensation exceeds $1,000,000. Certain types of compensation, including qualifying performance-based incentive compensation, are both deductible and excluded for purposes of calculating the $1,000,000 base under Code Section 162(m). OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Compensation Committee will take advantage of qualifying compensation paid to the Named Executive Officers under OBRA to maintain the Corporation’s deduction for such expenses where it deems appropriate and advisable. However, all executive compensation plans and compensation paid to the Named Executive Officers may not be so qualified.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Richard D. Jackson (Chairman)
Claire L. Arnold
Larry B. Stillman

EXECUTIVE COMPENSATION

      For the 2000, 2001 and 2002 fiscal years, compensation paid to, earned by or awarded to the Named Executive Officers for services rendered to the Corporation and its subsidiaries is set forth below, in accordance with the rules and regulations of the SEC.

Summary Compensation Table

									Long Term
		Annual Compensation							Compensation Awards

									Restricted		Securities
									Stock		Underlying
Name and						Other Annual			Awards		Options
Principal Position	Year	Salary($)		Bonus($)		Compensation($)			($)		(#)(1)

Wayne H. Deitrich	2002	$510,577	(2)	$752,560	(3)		$5,500	(4)	0		93,250
Chairman of the Board	2001	490,000		470,915	(5)		5,100	(4)	0		66,550
and Chief Executive	2000	480,846	(2)	0			5,100	(4)	201,563	(7)	0
Officer

Jean-Pierre Le Hétet	2002	$390,452	(2)(9)	$368,671	(3)(10	) $	0		$0		38,750
Chief Operating Officer	2001	528,437	(2)(9)(11)(12)	169,553	(5)(10)		0		0		28,450
and President — French	2000	291,258	(2)	31,234	(10)		0		0		4,000
Operations(23)

Paul C. Roberts	2002	$277,269	(2)	$246,715	(3)		$6,066	(4)(13)	$59,375	(14)	18,900
Chief Financial Officer	2001	264,808	(2)	172,750	(5)		5,486	(4)(13)	95,750	(17)	20,800
and Treasurer	2000	246,923	(2)	41,760			5,597	(4)(13)	100,781	(7)	3,000

John W. Rumely, Jr.	2002	$215,000		$161,992	(3)		$6,148	(4)(13)	$59,375	(14)	12,850
Secretary and	2001	205,000		98,683	(5)		5,586	(4)(13)	95,750	(17)	12,100
General Counsel	2000	185,000		22,339			5,532	(4)(13)	0		5,000

Peter J. Thompson	2002	$235,000		$153,940	(3)		$5,710	(4)(13)	$59,375	(14)	16,650
President —	2001	225,000		108,326	(5)		5,224	(4)(13)	95,750	(17)	18,350
U.S. Operations	2000	215,000		20,640			5,262	(4)(13)	100,781	(7)	3,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

Name and	All Other
Principal Position	Compensation($)

Wayne H. Deitrich	$0
Chairman of the Board	74,465	(6)
and Chief Executive	59,202	(8)
Officer

Jean-Pierre Le Hétet	$0
Chief Operating Officer	84,280	(6)
and President — French	11,385	(8)
Operations(23)

Paul C. Roberts	$15,000	(15)(16)
Chief Financial Officer	29,080	(6)(18)
and Treasurer	26,445	(8)(19)

John W. Rumely, Jr.	16,999	(15)(20)(21)
Secretary and	35,900	(6)(22)
General Counsel	0

Peter J. Thompson	$23,289	(15)(16)(21)
President —	13,975	(6)(18)
U.S. Operations	16,250	(8)(19)

(1)	Awarded January 3, 2000, January 8, 2001, and January 15, 2002, respectively.
(2)	Includes unused regular vacation earned by Messrs. Deitrich, in the amount of $10,577 for 2002, $10,846 for 2000; Le Hétet in the amount of $31,074 for 2002, $31,691 for 2001 and $3,070 for 2000; and Roberts, in the amount of $10,269 for 2002, $9,808 for 2001 and $6,923 for 2000.
(3)	Includes amounts earned in the second year of the 2001-2003 performance cycle under the Corporation’s Long-Term Incentive Plan, payment of which is subject only to continued employment through the end of the performance cycle, in the following amounts: for Mr. Deitrich $217,560; for Mr. Le Hétet $103,976; for Mr. Roberts $67,932; for Mr. Rumely $39,442; and for Mr. Thompson $59,940.
(4)	Includes contributions by the Corporation of $5,500 for 2002, $5,100 for 2001 and $5,100 for 2000 to the Schweitzer-Mauduit International, Inc. Retirement Savings Plan.
(5)	Includes amounts earned in the first year of the 2001-2003 performance cycle under the Corporation’s Long-Term Incentive Plan, payment of which is subject only to continued employment through the end of the performance cycle, in the following amounts: for Mr. Deitrich $219,398; for Mr. Le Hétet $88,976; for Mr. Roberts $68,506; for Mr. Rumely $39,776; and for Mr. Thompson $60,446.
(6)	Includes value received for surrendering outstanding options granted in 1998. Individuals received fifty percent (50%) of the present value of the options as of February 21, 2001 calculated using the Black-Scholes option valuation method that resulted in the following payments: for Mr. Deitrich in the amount of $74,465; for Mr. Le Hétet in the amount of $84,280; for Mr. Roberts in the amount of $19,080; for Mr. Rumely in the amount of $28,400; and for Mr. Thompson in the amount of $3,975.
(7)	The closing price of the Common Stock was $13.4375 per share on December 31, 1999 and was used to determine the dollar value of the Restricted Stock grants awarded under the Corporation’s Restricted Stock Plan (“Restricted Stock”) on January 1, 2000 in the amount of 15,000 shares for Mr. Deitrich,

7,500 shares for Mr. Roberts and 7,500 shares for Mr. Thompson. Dividends are payable to the holders of Restricted Stock.
(8)	Includes value received for surrendering outstanding options granted in 1997. Individuals received fifty percent (50%) of the present value of the options as of September 30, 1999 calculated using the Black-Scholes option valuation method that resulted in the following payments: for Mr. Deitrich in the amount of $59,202; for Mr. Le Hétet in the amount of $11,385; for Mr. Roberts in the amount of $16,445; and for Mr. Thompson in the amount of $6,250.
(9)	Includes $8,106 for the amount accrued and banked for hours credited to the employee under various French Laws.

(10)	Includes the contribution on Mr. Le Hétet’s behalf to the Profit Sharing Plan (“Participation”) by LTR Industries, S.A., the Corporation’s 72 percent-owned subsidiary, in the amount of $18,655 for 2002, $11,969 for 2001 and $12,502 for 2000.
(11)	Includes $132,081 that Mr. Le Hétet elected to take in the form of a cash distribution from his Compte Epargne Temps (“CET”) in 2001. Under French law, salaried employees accumulate supplemental hours of paid leave that can be credited to an account, the CET, in accordance with specific regulations. This account grows over their career and the hours accumulated may be withdrawn upon retirement or under other special circumstances. The funds removed from the CET by Mr. Le Hétet reflected a redemption of hours at his 2001 rate of pay that had been accumulating since 1988 under these legally mandated programs.
(12)	Includes $80,866 representing 74 days of paid leave accumulated under various French laws for Mr. Le Hétet.
(13)	Includes imputed income for group life insurance coverage in excess of $50,000 for: Messrs. Roberts, in the amount of $566 for 2002, $386 for 2001 and $497 for 2000; Rumely in the amount of $648 for 2002, $486 for 2001 and $432 for 2000 and Thompson in the amount of $210 for 2002, $124 for 2001 and $162 for 2000.
(14)	The closing price of the Common Stock was $23.75 per share on December 31, 2001 and was used to determine the dollar value of the Restricted Stock grants awarded January 1, 2002 in the amount of 2,500 shares each for Messrs. Roberts, Rumely and Thompson. Dividends are payable to the holders of the Restricted Stock.
(15)	Includes a contribution by the Corporation of $5,000 made on January 1, 2002 pursuant to the Corporation’s Deferred Compensation Plan. The contribution vests on January 1, 2006.
(16)	Includes a contribution by the Corporation of $10,000 made on January 1, 2002 pursuant to the Corporation’s Deferred Compensation Plan. The contribution vests on January 1, 2004.
(17)	The closing price of the Common Stock was $19.15 per share on December 29, 2000 and was used to determine the dollar value of the Restricted Stock grants awarded on January 1, 2001 in the amount of 5,000 shares each for Messrs. Roberts, Rumely and Thompson. Dividends are payable to the holders of the Restricted Stock.
(18)	Includes a contribution by the Corporation of $10,000 made on January 1, 2001 pursuant to the Corporation’s Deferred Compensation Plan. The contribution vests on January 1, 2004.
(19)	Includes a contribution by the Corporation of $10,000 made on January 1, 2000 pursuant to the Corporation’s Deferred Compensation Plan. The contribution vests on January 1, 2004.
(20)	Includes a contribution by the Corporation of $7,500 made on January 1, 2002 pursuant to the Corporation’s Deferred Compensation Plan. The contribution vests on January 1, 2005.
(21)	Includes a contribution by the Corporation to the Deferred Compensation Plan for Mr. Rumely in the amount of $3,852 for 2002; for Mr. Thompson in the amount of $8,289 for 2002 representing the amount by which the cash balance formula pension plan contribution exceeded IRS limitations.
(22)	Includes a contribution by the Corporation of $7,500 made on January 1, 2001 pursuant to the Corporation’s Deferred Compensation Plan. The contribution vests on January 1, 2005.
(23)	Jean-Pierre Le Hétet was President — French Operations through October 31, 2002. He continues to serve in his capacity as Chief Operating Officer.

      The following table sets forth information concerning stock options granted during 2002 to the Named Executive Officers of the Corporation.

2002 Option Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price		Present Value
Name	Granted(1)	Fiscal Year(2)	($/Share)(3)	Expiration Date(4)	($)(5)

Wayne H. Deitrich	93,250	34	23.045	January 14, 2012	648,088

Jean-Pierre Le Hétet	38,750	14	23.045	January 14, 2012	269,313

Paul C. Roberts	18,900	7	23.045	January 14, 2012	131,355

John W. Rumely, Jr.	12,850	5	23.045	January 14, 2012	89,308

Peter J. Thompson	16,650	6	23.045	January 14, 2012	115,718

(1)	Represents shares of Common Stock underlying options granted on January 15, 2002 pursuant to the Corporation’s Equity Participation Plan.
(2)	The Corporation granted options during fiscal 2002 to employees to purchase an aggregate of 277,150 shares of Common Stock.
(3)	The exercise price of the options granted in 2002 was based upon the mean of the high and low sales prices of the Corporation’s Common Stock on January 15, 2002, the date the options were granted.
(4)	The options granted in January 2002 are exercisable in increments of thirty percent (30%), thirty percent (30%) and forty percent (40%) on or after January 15, 2003, January 15, 2004 and January 15, 2005, respectively.
(5)	Calculation is based on the Black-Scholes option-pricing model adapted for use in valuing stock options. The following assumptions were used for the 2002 grants: market value of the stock equal to the exercise price; ten-year option term; estimated volatility of 31.97 percent; risk-free rate of return of 5.24 percent based on the interest rate on 10-year government securities; and a yield of 3.68 percent.

      The following table sets forth information concerning the pre-tax value of unexercised options held by the Corporation’s Named Executive Officers as of December 31, 2002. As noted in the following table, Named Executive Officers exercised options in 2002.

Aggregated Options Exercises in 2002 and

2002 Year End Option Values

				Number of Securities		Value of Unexercised
	Shares			Underlying Unexercised Options		In-the-Money Options at
	Acquired		Value	at December 31, 2002 (#)(2)		December 31, 2002 ($)(3)
	on Exercise		Realized
Name	(#)		($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Wayne H. Deitrich	6,374	(4)	63,820	382,891	139,835	2,161,605	239,913

Jean-Pierre Le Hétet	N/A		N/A	168,735	60,265	1,034,855	120,962

Paul C. Roberts	5,000	(5)	37,388	88,240	34,660	558,574	88,784

John W. Rumely, Jr	1,000	(6)	8,175	20,630	23,320	218,978	66,621

Peter J. Thompson	6,800	(5)	91,283	41,405	30,695	344,720	79,952

(1)	Value realized was calculated using the mean of the high and low sales prices of the Corporation’s Common Stock on the date the option was exercised.
(2)	All options granted in 1995 and 1999 have vested, sixty percent (60%) of the options granted in 2000 have vested and thirty percent (30%) of the options granted in 2001 have vested.
(3)	The fair market value of the Corporation’s Common Stock was $24.50 per share on December 31, 2002.
(4)	Options were exercised and held pursuant to a 10b5-1 plan.
(5)	Options were exercised and sold in the market pursuant to 10b5-1 plans.
(6)	Options were exercised during an open trading window and held.

      The following table provides information respecting the award opportunity provided to the Corporation’s Named Executive Officers for the Performance Cycle commencing January 1, 2001 and ending December 31, 2003 (“2003 Performance Cycle”) pursuant to the Corporation’s Long-Term Incentive Plan. Long-Term Incentive Plan awards for the 2003 Performance Cycle are contingent on achieving predetermined financial performance objectives for the Corporation established by the Compensation Committee for such period and are based on a range of percentages of the Participant’s 2001 base salary for achieving the Threshold, Target, Maximum and Outstanding Performance Objectives, respectively. Performance at less than Threshold results in no award. Additional information about the purpose of and method for determining Long-Term Incentive Plan awards is set forth herein on page 14 under the caption “Compensation Committee Report” on Executive Compensation.

Long-Term Incentive Plan Awards Table

	Long-Term Incentive Plan Awards in 2002			Estimated Future Payouts Under Non-Stock Price Based Plans (1)

			Performance or Other Periods Until
	Number of Shares, Units		Maturation	Threshold	Target	Outstanding	Maximum
Name	or Other Rights (%)(2)		or Payout	($)	($)	($)	($)

Wayne H. Deitrich	Threshold	56.25	2004	137,813	551,250	826,875	1,102,500

	Target	225.00

	Outstanding	337.50

	Maximum	450.00

Jean-Pierre Le Hétet(3)	Threshold	39.38	2004	65,864	263,454	395,181	526,908

	Target	157.50

	Outstanding	236.25

	Maximum	315.00

Paul C. Roberts	Threshold	33.75	2004	43,031	172,125	258,188	344,250

	Target	135.00

	Outstanding	202.50

	Maximum	270.00

John W. Rumely	Threshold	24.38	2004	24,985	99,938	149,907	199,876

	Target	97.50

	Outstanding	146.25

	Maximum	195.00

Peter J. Thompson	Threshold	33.75	2004	37,969	151,875	227,813	303,750

	Target	135.00

	Outstanding	202.50

	Maximum	270.00

(1)	The “Estimated Future Payouts” reflect potential amounts that may be earned in the third and final year of the 2003 Performance Cycle. The award amounts can be increased by up to an additional fifteen percent (15%) based on increases in the Corporation’s operating profit year over year.
(2)	The percentage stated for each Named Executive Officer is the potential opportunity as a percent of the Participant’s 2001 base salary to be earned over the entire 2003 Performance Cycle. The dollar amount of the awards actually earned in 2001 and 2002 under the Long-Term Incentive Plan are included as 2001 and 2002 Annual Bonus, respectively, in the Summary Compensation Table found on page 16 herein for each of the Named Executive Officers. The 2001 and 2002 awards were earned, but are not payable until 2004 and are subject to forfeiture if the individual is not employed by the Corporation as of the date of payment.
(3)	Mr. Le Hétet’s awards will be paid in Euros. The rate used to convert the Euro to US$ was the December 31, 2002 closing rate of 1.0493.

Defined Benefit Retirement Plan

      The Corporation provides certain benefits to its U.S. employees through the Schweitzer-Mauduit International, Inc. Retirement Plan (the “Retirement Plan”), a U.S. pension plan covering hourly and salaried employees. In July 2000, the Retirement Plan was amended to add a cash balance formula benefit that would apply to newly hired employees, certain employees previously covered under the final average pay formula benefit and employees who had the right to elect coverage under either the new cash balance formula benefit or the final average pay formula benefit. The final average pay formula benefit and the cash balance formula benefit provisions of the Retirement Plan are discussed separately below.

     Final Average Pay Formula Benefit

      The final average pay formula benefit entitles each vested salaried U.S. employee participating in that benefit formula to an annual pension benefit at normal retirement equal to 1.50 percent of final average earnings times the employee’s years of service, subject to a deduction for social security benefits or, if greater, 1.125 percent of final average earnings times years of service plus a specific amount for certain employees. Final average earnings is defined as the highest average of any five (5) years of Earnings (as defined in the Retirement Plan) out of the last fifteen (15) calendar years of employment, or over the last sixty (60) months of credited service, if greater. The minimum monthly benefit payable in a single-life annuity to salaried employees is the lesser of $125 or $25 times years of service.

      Retirement benefits for salaried participants who have at least five (5) years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for salaried participants with ten (10) years of vesting service at age 62 or as early as age 60 with thirty (30) years of vesting service. The normal form of benefit for unmarried salaried participants is a single-life annuity payable monthly. Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit.

      Table A illustrates the estimated annual benefits payable upon retirement at age 65 without regard to IRS limitations under the Retirement Plan for specified highest five-year average remuneration and years-of-service classifications for U.S. salaried employees, computed on a single-life annuity basis, without deduction for Social Security or other offset amounts. Benefits will be adjusted if the employee receives one of the optional forms of benefit. Benefits under the Retirement Plan will be limited to the extent required by U.S. tax provisions. Any excess over such limitation for certain salaried employees will be paid pursuant to supplemental arrangements.

Table A

Final Average Pay Formula Benefit

	Years of Benefit Service
Average
Annual	15	20	25	30	35	40	45
Earnings	Years	Years	Years	Years	Years	Years	Years

$100,000	$22,500	$30,000	$37,500	$45,000	$52,500	$60,000	$67,500
200,000	45,000	60,000	75,000	90,000	105,000	120,000	135,000
300,000	67,500	90,000	112,500	135,000	157,500	180,000	202,500
400,000	90,000	120,000	150,000	180,000	210,000	240,000	270,000
500,000	112,500	150,000	187,500	225,000	262,500	300,000	337,500
600,000	135,000	180,000	225,000	270,000	315,000	360,000	405,000
700,000	157,500	210,000	262,500	315,000	367,500	420,000	472,500
800,000	180,000	240,000	300,000	360,000	420,000	480,000	540,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000	607,500
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000	675,000

      The estimated years of benefit service, which includes years of benefit service while at Kimberly-Clark Corporation (from which the Corporation was spun-off in November 1995) as of normal retirement at age 65, for Messrs. Deitrich and Roberts, are 38.5 and 36.6, respectively. Messrs. Rumely and Thompson have their retirement benefits determined under the cash balance formula benefit.

      Mr. Le Hétet’s retirement benefits are provided under a foreign subsidiary’s pension plan that bases benefits on years of service and compensation. His projected annual benefit at normal retirement at age 65 is 315,000 Euros or $330,530 with twenty nine (29) years of credited service.

     Cash Balance Benefit Formula

      The cash balance formula benefit covers all salaried employees hired on or after July 1, 2000 and salaried employees as of July 1, 2000 who are not “grandfathered” under the terms of the Retirement Plan, or were grandfathered employees who chose the cash balance formula benefit. Salaried employees who, as of July 1, 2000, had either attained the sum of their age plus years of vesting service equal to sixty-five (65) or more, or attained the sum of their age plus years of vesting service equal to sixty (60) or more and had at least fifteen (15) years of vesting service were grandfathered under the final average pay formula benefit. The grandfathered employees had until October 1, 2000 to elect to remain under the final average pay formula benefit or to take the cash balance formula benefit. The terms of participation of hourly employees in the cash balance benefit formula are negotiated for each bargaining unit as part of the collective bargaining process.

      For salaried employees who as of July 1, 2000 were not grandfathered or who were grandfathered, but elected the cash balance formula benefit, an initial account balance was established based on the employee’s accrued benefit payable at normal retirement age under the final average pay formula benefit converted to a lump sum based on a mortality table and an interest rate that was consistent with industry norms.

      A “Retirement Contribution Credit” is added to the participant’s account balance each year in which the participant accrues a year of vesting service. The Retirement Contribution Credit is determined in accordance with the schedule noted in Table B. The account balance is also credited with an interest credit based on the average yield for 30-year Treasury securities for the November immediately preceding the current Retirement Plan year.

Table B

Retirement Contribution Credit

		Plus Additional
		Percentage of
		Earnings Over
	Percentage of All	Social Security
Participant’s Attained Age Plus Years of Vesting Service	Earnings	Wage Base

35 or less	2.4	2.4

36 to 44	3.2	3.2

45 to 54	4.0	4.0

55 to 64	4.8	4.8

65 and over	6.4	5.7

      Participants have the option to receive their vested account balance as either a lump-sum payment or an immediate single life annuity or a fifty percent (50%) joint and survivor annuity if married when they terminate employment with the Corporation or become disabled.

      Messrs. Rumely and Thompson are the only Named Executive Officers who participate in the cash balance formula benefit. Messrs. Deitrich and Roberts are grandfathered employees who elected to remain covered by the final average pay formula benefit.

      Table C shows the estimated annual retirement benefit payable under the cash balance formula benefit for the participating Named Executive Officers computed as a single life annuity based on 2001 earnings, without taking Code limitations into account. These estimates assume an average annual interest credit of 5.12% percent, actual 2002 earnings and earnings increases of four percent (4%) per year thereafter. The Social Security wage base was also assumed to increase four percent (4%) per year.

Table C

Cash Balance Benefit Formula

		Amount of Level
Named Executive Officer	Year Reaching Age 65	Annuity ($)

John W. Rumely, Jr.	2018	$81,010

Peter J. Thompson	2027	$181,639

Supplemental Retirement Arrangements.

      The Corporation’s supplemental retirement arrangements provide a benefit equal to the difference between (i) the benefit payable to a participant under the Retirement Plan and (ii) the benefit that would be payable to such participant under such plan, calculated without regard to the compensation limit under Code Section 401(a)(17) and the limitations on benefits under Code Section 415 (“excess benefits”). Participants who accrue a final average pay formula benefit obtain their excess benefits through the Supplemental Benefit Plan to the Retirement Plan. The excess benefit amount for cash balance plan participants is annually credited to the participant’s account in the Deferred Compensation Plan. These supplemental arrangements are unfunded and participation is limited to salaried employees with earnings in excess of Code Section 401(a)(17) limits and who are members of a select group of management or highly-compensated employees.

Executive Severance Plan

      The Corporation’s Executive Severance Plan (the “Severance Plan”) provides that in the event of termination of a participant’s employment with the Corporation or one of its French affiliates for any reason other than Death, Disability or Retirement (as defined in the Severance Plan) within two (2) years after a change of control of the Corporation, as defined in the Severance Plan, a participant employed in the United States will be entitled to:

(i)	receive a cash payment in an amount equal to three (3) times the highest annual compensation (base salary and any incentive awards) paid or payable within the three-year (3) period ending on the date of termination;

(ii)	receive health, dental and life insurance benefits from the Corporation for a period of three (3) years; and

(iii)	receive a cash payment in an amount equal to the actuarial equivalent of the accrued benefits the participant would have earned under the Retirement Plan and the Supplemental Plan if the participant had continued participation in those plans for three (3) years following termination.

      A participant employed by one of the Corporation’s French affiliates is entitled to essentially the same payments and benefits as a United States participant, subject to certain adjustments which take into account the differences between the respective compensation, benefit and pension plans and programs in the United States and France. Severance payments under the Severance Plan for participants subject to United States Federal Income Tax will be limited to the extent necessary to avoid an excise tax on the participant under Code Section 4999 if the “parachute payments” under Code Section 280G with respect to such participant are less than 3.5 times the “base amount” for purposes of Code Section 280G. If such parachute payments equal or exceed 3.5 times such base amount with respect to a participant, the Corporation shall pay the participant an additional gross-up payment to compensate such participant for the excise tax liability under Code Section 4999. The Compensation Committee of the Board of Directors of the Corporation has established the eligibility criteria for participation and, from time to time, designates key employees as participants in the Severance Plan. Subject to certain conditions, the Severance Plan may be amended or terminated by resolution of the Board of Directors, but no such amendment or termination shall be effective during the two-year period following a change of control of the Corporation without the consent of all of the participants. The Corporation has agreements under the Severance Plan with the Named Executive Officers and certain other key employees. The maximum amount payable upon termination (with respect to base salary and annual incentive compensation) pursuant to the agreements under the Severance Plan with the Named Executive Officers, assuming that a change of control of the Corporation and the termination of their employment had occurred on December 31, 2002, would have been as follows:

•	Mr. Deitrich, $3,105,000.

•	Mr. Le Hétet, $1,791,936.

•	Mr. Roberts, $1,337,349.

•	Mr. Rumely, $1,012,650.

•	Mr. Thompson $987,000.

      If a participant’s employment is otherwise terminated for any reason other than Death, Retirement, Voluntary Resignation or Cause (as defined in the Severance Plan), the participant will receive a cash payment in an amount of up to twenty four (24) months base salary.

Performance Graph

      The following graph compares the total cumulative stockholder return on the Corporation’s Common Stock during the period from December 31, 1997 through December 31, 2002, with the comparable cumulative total returns of the Wilshire 500 Index and a self-constructed peer group that reflects, but is not exactly comparable to the Dow Jones Paper Products Index (“Peer Group”). The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1997 and that all dividends were reinvested. The Peer Group has been comprised of the following companies:

•	Boise Cascade Corporation

•	Bowater Incorporated

•	Champion International Corporation

•	P. H. Glatfelter Company

•	Mead Corporation and

•	MeadWestvaco Corporation

      The peer group index has been changed as of December 31, 2002, as Champion International Corporation and Mead Corporation are no longer independent corporations. Instead, FiberMark, Inc. and Wausau-Mosinee Paper Corporation have been added to the peer group to provide a representative peer group. The Peer Group will now be comprised of the following companies:

•	Boise Cascade Corporation

•	Bowater Incorporated

•	FiberMark, Inc.

•	International Paper Company

•	P.H. Glatfelter Company

•	MeadWestvaco Corporation and

•	Wausau-Mosinee Paper Corporation

      Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

		Years Ending

	Base
	Period
	31-Dec-97	31-Dec-98	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02

Schweitzer-Mauduit International Inc.	$100.00	$42.42	$38.61	$57.31	$73.06	$77.18
Wilshire 5000 Index	$100.00	$123.43	$152.51	$135.90	$120.99	$95.83
New Peer Group	$100.00	$100.25	$126.39	$101.27	$102.13	$90.16
Old Peer Group	$100.00	$99.82	$134.54	$106.62	$107.17	$94.37

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

      In 2002, the Corporation and certain of its subsidiaries retained the legal services of the law firm UGGC & Associés. Laurent G. Chambaz, a director of the Corporation, is a partner in UGGC Associés. The cost of such services during 2002 was $70,965, representing less than one percent (1%) of the law firm’s gross revenues.

      In 2002, the Corporation acquired various materials and manufacturing supplies used at its Lee Mills from the West Haven, Connecticut location of xpedx totaling $70,408. Larry B. Stillman, a director of the Corporation, has been the Vice President, Northwest Group, xpedx since 1988. However, the Northwest Group of xpedx has no management or profit and loss responsibility for the West Haven, Connecticut location of xpedx.

      Management believes that the cost of services rendered by Mr. Chambaz and the materials and supplies acquired from xpedx during 2002 were reasonable compared with the cost of obtaining similar services, materials and supplies from unaffiliated third parties. Although disclosed, these transactions are not considered by the Corporation to be material to either UGGC & Associés or xpedx and neither Mr. Chambaz nor Mr. Stillman has a ten percent (10%) or greater equity interest in their respective firms.

OTHER MATTERS

      The management of the Corporation knows of no other matters to be presented at the 2003 Annual Meeting of Stockholders. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Outside Auditors

      Upon the recommendation of the Audit Committee, the Board of Directors of the Corporation has selected Deloitte & Touche LLP as the principal outside auditors for the Corporation for the current year. Deloitte & Touche LLP has been the outside auditor for the Corporation since its incorporation. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Stockholder Proposals

      Under SEC rules, if a stockholder wished to have a proposal considered for inclusion in the Corporation’s proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders, a proposal must be received by the Secretary of the Corporation at the Corporation’s principal executive offices no later than November 17, 2003. The Corporation reserves the right to decline to include in the Corporation’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

      The By-Laws of the Corporation include requirements applicable to stockholder proposals other than those included in the proxy materials pursuant to the regulations of the SEC. Pursuant to the By-Laws, a stockholder proposing to nominate persons for election to the Board of Directors or to introduce other business at the Annual Meeting of Stockholders must give timely written notice to the Corporation’s Secretary. To be timely, a stockholder’s notice must be delivered and received at the Corporation’s principal executive offices not less than fifty (50) days nor more than seventy five (75) days prior to the Annual Meeting of Stockholders; provided that if less than sixty (60) days notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the Annual Meeting of Stockholders date was mailed or such public disclosure of the date was made, whichever first occurs.

      The Corporation’s By-Laws further provide that a stockholder’s notice proposing to nominate persons for election to the Board of Directors must contain certain information about both the nominee and the stockholder making the nomination. A stockholder’s notice proposing to bring other business before the Annual Meeting of Stockholders must contain the following:

(1)	a brief description of the business desired to be brought before the Annual Meeting of Stockholders and the reasons for conducting such business at the Annual Meeting of Stockholders;

(2)	the stockholder’s name and address;

(3)	the class and number of shares of the Corporation’s capital stock beneficially owned by the stockholder;

(4)	any material interest of the stockholder in such business; and

(5)	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the Annual Meeting of Stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Corporation’s equity securities to file reports with the SEC regarding beneficial ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Corporation with copies of all forms they file pursuant to Section 16(a).

      To the Corporation’s knowledge, based solely on a review of copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all officers, directors and greater than ten percent (10%) beneficial owners complied with the Section 16(a) filing requirements of the Act.

Form 10-K

      The Corporation’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2002 (including the consolidated financial statements and schedules thereto, but excluding exhibits) has been included with the mailing of this Proxy Statement to stockholders of record and beneficial holders as of February 27, 2003. Additional copies of the Corporation’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2002 (excluding exhibits) will be provided without charge to each stockholder so requesting in writing. Each request must set forth a good faith representation that, as of February 27, 2003, the record date for the Annual Meeting, the person making the request beneficially owned shares of the Corporation’s Common Stock. The written request should be directed to: Paul C. Roberts, Chief Financial Officer and Treasurer.

Contacting the Audit Committee Chairman or the Lead Non-Management Director

      Stockholders and employees may contact either the Audit Committee Chairman or the Corporation’s Lead Non-Management Director by phone or by mail as follows:

If by phone:	A voice mail message may be left identifying the individual to whom it is directed by calling (866) 528-2593. This is a toll free call and is monitored and accessible only to the General Counsel of the Corporation. Messages received on this line will be maintained in confidence to the extent practicable.

If by mail:	A sealed envelope marked “Confidential” and directed to the attention of the Audit Committee Chairman or the Lead Non-Management Director, as appropriate, may be mailed to
General Counsel Schweitzer-Mauduit International, Inc. 100 North Point Center East — Suite 600 Alpharetta, Georgia 30022

YOUR VOTE IS IMPORTANT

      You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

Exhibit A

AUDIT COMMITTEE CHARTER

1.     Organization

The Audit Committee is a standing committee of the Board of Directors. The Board of Directors shall elect the members of the Audit Committee of the Corporation and shall designate the Chairman of the Committee.

2.     Purpose

The Audit Committee shall provide assistance to the Board of Directors by overseeing and monitoring the integrity of the Corporation’s financial statements, the Corporation’s compliance with financial reporting and related regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Corporation’s internal control function, system of internal controls and system of disclosure controls. The Audit Committee facilitates communications among the Board of Directors, financial and senior management and outside auditors.

3.     Composition and Qualifications

The Audit Committee shall consist of three (3) or more directors as determined by the Board of Directors. The members of the Audit Committee will meet the applicable independence and experience requirements of the New York Stock Exchange, securities laws and the standards of independence adopted by the Corporation’s Board of Directors. Each member of the Audit Committee will have no relationship to the Corporation, including disallowed compensatory arrangements, that may, in the Board of Directors’ reasonable judgment, interfere with the exercise of his or her independence from management and the Corporation. No member of the Audit Committee shall receive any compensation, directly or indirectly, from the Corporation other than that paid for services as a director or committee member. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have the accounting or related financial management expertise to be considered a “financial expert” in compliance with criteria established by the Securities and Exchange Commission (“SEC”).

4.     Responsibilities and Duties

The Audit Committee’s responsibilities are:

a.	Recommending to the Board of Directors the annual selection of the outside auditor that audits the financial statements of the Corporation. The outside auditor for the Corporation is ultimately accountable to the Board of Directors and reports directly to the Audit Committee of the Corporation. The Audit Committee has the authority and responsibility to select, compensate, evaluate, and, where appropriate, replace the outside auditor.

b.	Ensuring that the outside auditor submits on an annual basis to the Audit Committee a formal written statement, in accordance with the Independence Standards Board, delineating relationships between the auditor and the Corporation. The Audit Committee is responsible for engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor or that may potentially constitute prohibited services. The Audit Committee will recommend appropriate action to ensure the independence of the outside auditor.

c.	Providing oversight to the financial reporting and disclosure processes and internal control activities of the Corporation, including review of the organization, plans and results of such activity, discussions with management and the outside auditors of the quality and adequacy of the Corporation’s internal control processes and review of the outside auditors’ annual report on the Corporation’s internal controls.

d.	Meeting with the outside auditors and financial management of the Corporation to review the scope and fees of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, reviewing any comments or recommendations of the outside auditors. Additionally, review and pre-approve permitted non-audit services to be provided by the outside auditors. Such pre-approval of non-audit services may be performed by the Audit Committee chairman and then reported to the Audit Committee at its next meeting.

e.	Reviewing as a whole, or through the Audit Committee chairman, and discussing with the outside auditors and management, the Corporation’s interim financial results and other information to be included in the Corporation’s quarterly earnings press release and quarterly reports to be filed with the SEC prior to the issuance of the earnings press release and the Corporation’s filing of the Form 10-Q. This review will include the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” management’s report on internal control and the financial reporting and disclosure processes, management certifications, use of “pro-forma” or “adjusted” non-GAAP information, earnings guidance provided to analysts and rating agencies, off-balance sheet structures and the effects of regulatory and accounting initiatives.

f.	Reviewing and discussing the financial statements contained in the annual report to shareholders with management and the outside auditor and determining that the outside auditor is satisfied with the disclosure and content of such financial statements. Any proposed or implemented changes in accounting principles should be reviewed. These discussions will include review of significant reserves and unusual accruals, consideration of the suitability of accounting principles, review of contingencies and highly judgmental areas, discussion of audit adjustments, whether or not recorded, and such other inquiries as may be appropriate. If deemed appropriate after such review and discussion, recommend to the Board of Directors that the financial statements be included in the Corporation’s annual report on Form 10-K.

g.	Reviewing with the outside auditor any problems or difficulties incurred during the audit and management’s response and holding timely discussions with the outside auditor regarding all critical accounting policies and practices; such reviews and discussions to include all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor and other material written communications between the outside auditor and management including, but not limited to, the management letter and schedule of unadjusted differences.

h.	Setting clear hiring policies for the Corporation for employees or former employees of the outside auditor.

i.	Obtaining advice and assistance from outside legal, accounting or other advisors as deemed appropriate to fully execute the Committee’s duties and responsibilities.

j.	Reviewing and approving the Audit Committee Report required under SEC rules to be included in the Corporation’s annual proxy statement.

k.	Reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis, with the charter approved by the Board of Directors.

l.	Reporting regularly to the Board of Directors regarding the execution of its duties and responsibilities.

m.	Performing an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

n.	Performing such other duties as the Board of Directors may from time-to-time prescribe.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s policies.

5.     Meetings

The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Committee, excluding members of management and the outside auditors, and on such terms and conditions as the Committee may elect. The Audit Committee shall meet periodically, but at least annually, with management, the outside auditors and those responsible for the Corporation’s internal control function in separate executive sessions to discuss any matters that the Committee, the outside auditors, management or those responsible for internal control believe should be discussed privately. In addition, the Committee shall review the quarterly financial statements with the outside auditor and management as prescribed in 4.e. above.

INVITATION TO STOCKHOLDERS

NOTICE OF 2003 ANNUAL MEETING

PROXY STATEMENT

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
100 North Point Center East
Suite 600
Alpharetta, Georgia 30022-8246

COMMON STOCK PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders, April 24, 2003

     The undersigned hereby appoints JOHN W. RUMELY, JR., PAUL C. ROBERTS and WAYNE L. GRUNEWALD, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of Schweitzer-Mauduit International, Inc. (the “Corporation”) held of record by the undersigned on February 27, 2003, at the Annual Meeting of Stockholders of the Corporation, to be held at the Corporation’s headquarters, 100 North Point Center East, Alpharetta, GA 30022 at 11:00 a.m. local time, on Thursday, April 24, 2003, and any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

April 24, 2003

COMPANY NUMBER
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
ACCOUNT NUMBER

—  Please detach and mail in the envelope provided.  —

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class II Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See Instruction Below)	NOMINEES ☐ K. C. Caldabaugh ☐ Jean - Pierre Le Hétet ☐ Richard D. Jackson	2. In their discretion, the proxies are authorized to vote as described in the Proxy Statement and upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” Item 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	Please check here if you plan to attend the meeting. ☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title(s) as such, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.